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                                                                    EXHIBIT 23.3

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-3 of Metromedia Fiber Network, Inc., of our reports dated June 15, 1999 relating to the financial statements of the Palo Alto Internet Exchange (a business of Compaq Computer Corporation), which appear in the Prospectus Supplement to such Registration Statement. We also consent to the incorporation by reference in this Registration Statement of our reports dated June 15, 1999 relating to the financial statements of Palo Alto Internet Exchange, which appear in the Registration Statement on Form S-4 (Registration No. 333-84541) of Metromedia Fiber Network, Inc. filed with the Securities and Exchange Commission on
August 5, 1999. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
October 26, 1999